Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents

Conference Call Transcript

MRCY—Q3 2009 Mercury Computer Systems Earnings Conference Call

Event Date/Time: Apr 28, 2009 / 09:00PM GMT

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FINAL TRANSCRIPT

Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Hult

Mercury Computer Systems Inc.—SVP, CFO, Treasurer

Mark Aslett

Mercury Computer Systems Inc.—President, CEO

CONFERENCE CALL PARTICIPANTS

Mark Jordan

Noble Financial Group—Analyst

Tyler Hojo

Sidoti & Company—Analyst

Jonathan Ho

William Blair & Company—Analyst

Steve Levenson

Stifel Nicolaus—Analyst

PRESENTATION

Operator

Good day, and welcome, everyone, to the Mercury Computer Systems Inc. third-quarter fiscal 2009 earnings results conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the Senior Vice President and Chief Financial Officer, Mr. Bob Hult.

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

Good afternoon and thank you for joining us. With me today is our President and Chief Executive Officer, Mark Aslett, and our Vice President and Controller, Karl Noone. If you have not received a copy of the earnings release, you can find it on our website, www.MC.com.

We would like to remind you that remarks that we make during this call about future expectations, trends, and plans for the Company and its business constitute forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Additional information regarding forward-looking statements and risk factors is included in the press release we issued this afternoon reporting the Company’s third-quarter results, and in the Company’s periodic reports filed with the SEC.

We caution listeners of today’s conference call not to place undue reliance upon any forward-looking statements, which speak only as of the date of this call. We undertake no obligation to update any forward-looking statements.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we will also be discussing non-GAAP financial measures adjusted to exclude certain charges, which we will specifically identify. Management believes that these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures, along with their corresponding GAAP financial measures, to manage the Company’s business, to evaluate its performance compared to prior periods in the marketplace, and to establish operational goals.

However, they are not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. A reconciliation of GAAP to non-GAAP financial results discussed in today’s conference call is contained in the press release we issued this afternoon.

Finally, we will also briefly remark on our proposed option exchange program, which is described in our proxy statement dated April 13, 2009. We have not commenced the exchange program. If the exchange program is approved by shareholders, we will provide eligible participants with

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

written materials explaining the full terms and conditions of the program, and we’ll also file these materials with the Securities and Exchange Commission.

When these materials become available, participants should read them carefully because they will contain important information about the program. Once filed, the materials will be available free of charge at www.SEC.gov, and by contacting our investor relations department at 978-256-1300.

I am now pleased to turn the call over to Mercury’s President and CEO, Mark Aslett.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Good afternoon, everyone, and thanks for joining us. I’ll begin with an update on the business, Bob will review the financials and discuss our guidance for the fourth quarter, and then we will open it up for your questions.

As part of our strategic turnaround, we have been working toward the goal of divesting Mercury’s unprofitable, non-core businesses by the end of fiscal ‘09. In fiscal 2008, we shut down AUSG and sold the ESPS business. Earlier this fiscal year, we sold the assets and IP of SolMap Pharmaceuticals.

On our Q2 conference call January 27, we announced the sale of our largest non-core business, VI, which generated the majority of our operating losses.

The sale of our last remaining non-core business, the Visualization Sciences Group, will conclude this process. We have moved VSG into discontinued operations this quarter in anticipation of the sale, which we currently expect to close by the end of this fiscal year. This will be another milestone for Mercury as we work to focus the Company and position ourselves for renewed growth.

We have also treated VI as a discontinued operation in this quarter’s financial statements. As a result, from a reporting standpoint, we have finally unmasked the true profitability we have been delivering in our core business.

Overall, this was another successful quarter for Mercury. Our total revenue and non-GAAP earnings both exceeded the high end of our guidance range. From a revenue perspective, we guided $48 million to $50 million for the quarter, which excluded VI but included VSG.

Excluding VSG would’ve adjusted our guidance to $45 million to $47 million. Revenue excluding discontinued operations came in at $50.6 million for the quarter, which was substantially above the high end of this adjusted guidance.

Our non-GAAP earnings of $0.20 a share were also well above the high end of our range.

We continued to generate healthy levels of free cash flow in Q3, and have paid down all but $5 million of our $125 million convertible senior notes. We ended the quarter with a strong cash balance of $85.6 million. Then, as we announced in March, we plan to redeem the remaining $5 million of the convert in May.

Returning the Company back to profitability in the third quarter was a major achievement. When we put our divestitures fully behind us, we will have also successfully refocused the business in a very challenging M&A environment.

Now, the priority is to grow the business. Our focus is clearly on defense, where we have been making steady progress not only in driving bookings and revenue, but also in terms of operating profit.

In the third quarter, total defense revenue, including ACS and Mercury Federal, increased 11% sequentially, and by $2.2 million, or 6%, year over year, to $38 million. Revenue in ACS Defense was up 11% sequentially and 3% year on year.

The ACS business as a whole produced a non-GAAP operating income margin of 14%.

We also continue to improve the underlying operations of the business. From a supply-chain perspective, we’ve made substantial progress around improving working capital. Our cash conversion cycle is down significantly and inventory has declined from $28.6 million to $18.9 million in a year, which is a dramatic reduction.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Managing working capital will continue to be an area of focus for us going forward. Our goal is to make sure that we have a business model that’s efficient, allowing us to generate the cash we need to scale a business profitably as we capture the growth opportunities ahead of us.

Looking at where Mercury stands today, we are well-prepared to emerge from our turnaround phase. This phase focused on restoring total Company profitability, rationalizing the portfolio, and improving operations.

The next phase is focused on continuing to strengthen our core defense business and growing that business on both the top and bottom lines.

We have been increasingly successful in producing this growth. Although the commercial business and ACS is still contracting, due to the macro economy, revenue in ACS Defense was up 17% year on year in fiscal ‘08 and more than 9% year to date in fiscal ‘09.

Going forward, our growth in defense will come from four sources. Number one, from growth in the number and value of our design wins. Two, it will come from a larger role for our systems integration and services business in ACS. Third, it will come from Mercury Federal, and then, longer term, potentially from acquisitions.

Starting with design wins, the key to winning new designs is having new products. We are now in the midst of the most ambitious new product development cycle in Mercury’s history, encompassing both our signal processing and multi-computer product lines.

Our main focus over the past four quarters has been to create significant hardware design leverage in the business and to refresh our product line.

Fiscal 2010 will be the year we focus on software leverage. We are in a high-mix, low-volume customization business, and if you can’t bring customized new products to market quickly and efficiently, you’re not in the game. Whereas if you can do it, through substantial design reuse and leverage, you can win a larger number of new designs that will ultimately fuel growth on the top line.

We received a total of 18 design wins in the fiscal first half of ‘09, and added another nine wins in Q3. All of our wins in Q3 were in defense. The five-year probable value for the nine wins is approximately $59 million, an increase of $26 million, or 78%, compared with design wins in Q3 of ‘08.

Year to date, looking specifically at defense, the probable value of our design wins increased significantly from $60 million to $107 million over the same period last year. We believe this demonstrates not only the success we are having in proving our engineering leverage, but also the fact that we are now better in tune with the markets and our customers’ requirements.

In terms of bookings, we expect ACS Defense to report a stronger second half of the fiscal year as planned. Defense bookings were strong in Q3, and we closed the quarter with a book-to-bill in defense of 1.21. We booked a $13 million contract for an airborne sonar dipping application as well as a multimillion dollar deal related to an important ground-based electronic warfare application.

I am pleased to report that Q4 is also off to a great start. Within the first three weeks of the quarter, we’ve already received two POs totaling $30 million. One is an $18 million contract for a ground-based radar program for theater missile defense with one of the major [primes]. It’s one of the largest single bookings in Mercury’s history, with good revenue potential going forward.

In addition, about 10 days ago, we received a $12 million PO related to an airborne radar on a next-generation fighter platform. With two months to go in the fourth quarter, we are already in a good position to deliver the strong second-half bookings that we’ve previously discussed.

Let’s now turn to our second growth driver — a larger role for the systems integration and services business in ACS. The total addressable market in COTS defense electronics is roughly $3 billion annually. Our broad-based hardware business addresses about a third of this market, with the other $2 billion being systems integration and services business.

Our goal over the longer term is to capture a greater share of this larger market. Strategically, our plan is to transition ACS Defense from the hardware-centric model we currently have in our COTS board business to a complementary systems integration and services model focused on intelligent surveillance and reconnaissance, or ISR.

We have been evolving our organization, our business model, and product roadmap in support of this strategy. The centerpiece of the ACS strategy is a next-generation converged sensor network, or CSN platform architecture. We believe CSN will position Mercury as a leader in the ISR space over time.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Shifting our ACS Defense business into the systems integration and services domain has the potential to help scale the business faster than a hardware-based business alone. The key is to position Mercury as a trusted partner for the primes with domain expertise in ISR.

Early in fiscal ‘09, we set about creating a dedicated systems integration business and we’re starting to see some very good progress. The Q4 ground-based radar program for the theater missile defense that I mentioned earlier has a significant systems integration and services component. Mercury will play a key role in providing the digital signal processing architecture for this next-generation platform.

If this program, along with the ground-based EW program, develops as we think they can, they could be significant revenue drivers for Mercury. These contracts are good examples of how the systems integration and services model works.

In our position as a trusted partner to the primes, we are capturing more of the content within the platform, moving up the value chain from playing at the board and subsystem level to providing more of a complete solution than we have done historically.

We are also getting paid for work that we previously would’ve expensed through our own P&L.

In terms of our results, systems integration and services bookings grew 167% sequentially to $2.4 million in Q3. Revenue was up 229% to $2.3 million in the quarter. Our objective is to grow this part of our defense business, both this year and next.

We’ve talked in the past about the broader military electronics market, which, at $30 billion, is 10 times larger than the COTS market we are addressing in ACS Defense.

This is growth driver number three — the opportunity we are pursuing with our Mercury Federal services business, MercFed. Our goal for MercFed is to create a hybrid business model that will lead to faster revenue growth, reduce R&D expenses, and mitigate the risk that we have elsewhere in our business model.

MercFed positions us to be perceived by the government as their key trusted partner for smart processing. This opens the door to being selected as the prime subcontractor to pull together the entire signal processing and computing architecture, the new programs, and platforms.

MercFed also offers us the potential to, where appropriate, subcontract the development work to ACS Defense.

MercFed’s total bookings in Q3 grew from $1.2 million in the sequential second quarter to $5 million, the best quarterly performance since its inception.

The largest of our Q3 deals was for the second phase of an important next-generation persistent ISR program. Structured as a professional services contract, it’s an example of how MercFed is getting us closer to the application and closer to both the primes and the end customer, which enables us to attract funding flows and gain greater insight into DoD priorities.

As a result, even at this early stage, MercFed is establishing us in markets like persistent ISR much earlier than we could’ve done through ACS Defense alone.

To put the great progress MercFed has made this year in perspective, in fiscal ‘08, MercFed’s first full year in business, bookings were $400,000 for the entire year. Through the end of Q3 ‘09, MercFed had booked $10.2 million year to date, which is a great showing for a start-up business in an early stage of development.

MercFed’s Q3 revenue totaled $2 million and operating profit was $116,000.

We have been able to focus MercFed very rapidly into a space where we think there is a significant potential. It’s a space where we can fully develop a hybrid business model that clearly differentiates us from our competitors.

From a longer-term perspective, we feel Mercury did well under the reprioritization announced by Defense Secretary Gates earlier this month. We are only minimally involved on the Air Force F-22, which is one of the platforms and programs facing cuts or being scaled back.

In addition, we have no exposure to others in this category, such as the Navy’s DDG 1000 Zumwalt-class destroyer, and the Army’s future combat system.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

There are four main areas in the Gates proposal that Mercury will benefit from. It includes an additional $4.4 billion in fiscal 2010, which encompasses 30 additional F-35 aircraft, where we have a presence in the radar. It increases spend by $900 million on theater missile defense. This includes the Aegis ballistic missile defense program, along with [SAD], another ground-based missile defense program where Mercury participates.

Third, it increases R&D spend in ISR by an additional $2 billion. This is, among other things, to field sustained 50 Predator UAVs to meet high demand in Iraq and Afghanistan. And we are also on Predator.

And four, Secretary Gates has also proposed a high level of funding for [canker] IAD technology.

Our positioning relative to the DoD’s new priorities demonstrates that we have a strong install base in ACS Defense. It encompasses a wide range of high-priority military platforms and programs at various stages of development and deployment. This creates a low potential risk profile for us as we pursue new programs and platforms to drive growth going forward.

Before I hand it over to Bob, I’d like to briefly note the special meeting of shareholders scheduled for Friday, May 8. As outlined in our April 13 proxy statement, the purpose of the meeting is to approve (multiple speakers) exchange program, which we feel is critical to employee retention as we execute on our turnaround.

The program is structured to provide our employees with meaningful performance incentives, while it’s also being shareholder friendly in its design. Bob will provide some of the details in a few minutes. We encourage those of you who are shareholders to vote your shares in favor of this proposal.

As we approach the end of a turnaround year, we are making good progress driving growth in our defense business through new design wins, by expanding our ISR systems integration and services business in ACS, as well as through MercFed. Looking specifically at Q4, although we continue to face challenges in our commercial markets, it’s shaping up to be another strong quarter for defense bookings and revenue.

We expect to exit the year with a solid momentum, positioning Mercury for a new growth in fiscal 2010. Bob, over to you.

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

As a reminder, I will be discussing our third-quarter results and fourth-quarter guidance on both the GAAP and non-GAAP basis. In addition, as Mark said, both VI and VSG are treated as discontinued operations in our financial statements for the third quarter, so the numbers I will be discussing relate only to continuing operations.

Mercury executed well this quarter. Total revenue was $50.6 million, coming in above the top end of our guidance range of $48 million to $50 million, which included VSG. We have run VSG through discontinued operations, and after subtracting VSG’s actuals, our Q3 guidance would have been $45 million to $47 million.

On that basis, we substantially exceeded our original revenue guidance.

Non-GAAP earnings for the third quarter were $0.20 per share, also above the high end of our guidance range, which was $0.05 to $0.09 cents per share. We are seeing good success in growing bookings, revenue, and operating profit, and our third-quarter results reflect this progress.

We’re also continuing to do well from an operations perspective. Operating income in our ACS business was up by $2.1 million year on year, and $4.1 million sequentially. Mercury generated $1.5 million in free cash flow for the quarter.

We redeemed $119.7 million of our convertible senior notes on February 4, 2009, and we’ve notified the holders that we would be redeeming the remaining outstanding $5.3 million of notes at par plus accrued interest on May 1, 2009.

Now that we have divested four of our non-core businesses and treated the remaining VSG business as discontinued operations, our income statement clearly reflects the value at the core of the enterprise and we now have a clean and encumbered balance sheet.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Breaking down our $50.6 million in total revenue, ACS revenues for Q3, including both defense and commercial, were $49.4 million, up 12% from the sequential second quarter and down 2% from Q3 of fiscal 2008. For the nine months year to date, ACS total revenue was down 1% to $138 million from $139.2 million in the comparable nine-month period a year earlier.

We reported revenue in ACS Defense for Q3 of $36.4 million, an increase of 11% sequentially and 3% year on year. Defense revenues represent 74% of ACS total revenue in the third quarter, up from 70% in Q3 last year.

In ACS commercial, revenue was $13 million, up 17% sequentially but down 13% year on year. The sequential increase resulted from two main factors — first, a large commercial radar order in the quarter, and second, the expected modest bump up we’re seeing in legacy medical. Some of our medical business customers are extending their support for existing Mercury equipment in the field, because their customers are slowing down on purchasing new equipment.

Semiconductor remains our largest commercial market. We continue to believe that any future rebounds in ACS commercial will be driven mainly by semiconductor, which is in the midst of an extended downturn. As a result, we expect our commercial bookings and revenue to be down sharply, both sequentially and year over year, in the fourth quarter.

Our long-term target is for the relationship between the ACS Defense and commercial businesses to stabilize at around the 80/20 level. However, this split is likely to continue fluctuating from quarter to quarter, primarily driven by conditions in the macroeconomy and their impact on commercial bookings.

Our Q3 book-to-bill ratio in ACS as a whole was 1.1 times, down from 1.12 in Q3 last year, but up from 0.9 in the sequential second quarter. Commercial bookings in ACS were up 44% sequentially, but down 10% year on year. ACS Defense bookings for Q3 were up 36% sequentially and down 1% year on year.

We closed the quarter with a book-to-bill in ACS Defense of 1.21.

Mercury Federal had an outstanding quarter, reporting $2 million in revenue. In essentially its first year of operations, MercFed has grown significantly, reporting year-to-date bookings and revenues of $10.2 million and $3.4 million, respectively.

Book-to-bill for Mercury as a whole, including ACS and MercFed, was 1.14 for the third quarter and 1.03 for fiscal 2009 year-to-date.

Mercury’s third-quarter backlog, including deferred revenue, was $82.3 million, an increase of $7.2 million from the sequential second quarter and a decrease of $5 million from Q3 last year. Of the current total backlog, $65.4 million, or approximately 80%, relates to shipments scheduled within the next 12 months. Note that backlog has also been adjusted for discontinued operations.

Moving down the income statement, third-quarter GAAP net income from continuing operations was $4.7 million, or $0.21 per diluted share. This compares with a GAAP loss from continuing operations of $2.2 million, or $0.10 cents per share for the same period last year.

Third-quarter GAAP operating income was $4.7 million, and includes approximately $1.9 million in charges as follows — $1.2 million in stock-based compensation costs, $500,000 in amortization of acquired intangible assets, and $200,000 in restructuring expenses.

On a non-GAAP basis, excluding the impact of these charges, third-quarter non-GAAP operating income was $6.7 million, as compared to $3.2 million in Q3 last year.

We used a non-GAAP tax rate of 34% in FY ‘09 and 30% in FY ‘08. Depreciation was $1.5 million.

EBITDA for the third quarter was $6.9 million. Adjusted EBITDA, which excludes FAS 123R charges and restructuring, was $8.3 million.

Our non-GAAP gross margin for the quarter was 57.9%, within our guidance range of 57% to 58%. Our non-GAAP operating expenses for the third quarter were $22.5 million. This compares with $23.4 million in the sequential second quarter and $26.2 million in Q3 last year.

Discontinued operations have been excluded for all periods. We can clearly see the benefit of the cost-reduction actions we took previously.

Turning to the balance sheet and cash flow statement, cash, cash equivalents, and marketable securities at the end of the third quarter were $85.6 million, compared to $197.9 million at December 31, 2008.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

As previously mentioned, we redeemed $119.7 million of convertible senior notes in the quarter.

As we reported last quarter, as part of a settlement with UBS concerning our auction rate securities portfolio, we received a line of credit at no net cost to Mercury. We were advanced approximately $31.4 million under the line of credit in December. We borrowed an additional $1.9 million, again at no cost, in the third quarter, raising our total borrowings to $33.3 million.

Our settlement with UBS also entitles us to full repayment of our auction rate securities portfolio at par on June 30, 2010.

As I mentioned earlier, we generated $1.5 million of free cash flow this quarter. This compares with $1.6 million in the sequential second quarter. Free cash flow, year to date, is $4.6 million.

There are three elements in our turnaround strategy for Mercury. The first, which should be complete by the end of FY ‘09, is to rationalize our portfolio by divesting our non-core businesses.

The second is to improve the underlying operations in our business, and we are also making progress in this respect.

The third element is to strengthen and grow our core defense business, and we are clearly making progress there.

As Mark discussed, we have been able to significantly improve the hardware design leverage in our business, and we are now focused on comparable gains in the software design area. We have also been focused on improving the working capital in our business by strengthening our overall supply-chain capabilities, reducing inventory, and improving our performance in cash collections.

Third quarter days sales outstanding were 60 days, compared to 46 in the sequential second quarter. Accounts receivable is up from $26 million to $34 million sequentially.

Collections this quarter were negatively affected by two drivers, the first being an unfavorable end-of-quarter shipment skew. The second driver was an increase in unbilled receivables associated with a large contract, being accounted for under the percentage-of-completion method.

Inventory turns improved in Q3 to 4.5 from 3.8 in Q2. And inventory declined by 11% to $18.9 million, from $21.3 million in the sequential second quarter. Since Q3 of 2008, inventory is down by nearly $10 million, or 34%.

At the end of Q3, our total employee headcount, excluding contractors, was 576, compared with 634 at the end of Q2 and 745 a year ago. The 576 figure for Q3 excludes 64 employees of VI, but still includes VSG’s 54 employees. Although we have run VSG through discontinued operations in anticipation of a sale, which we currently expect to close by the end of this fiscal year, we will continue to include VSG’s personnel in our headcount until the deal has closed.

I’d like to call your attention to a couple of important corporate items before we get to the guidance. First, earlier today we filed a $100 million universal shelf registration statement. As stated in our Form S3, any proceeds raised through the sale of securities under this shelf are intended for general corporate purposes, including to fund potential acquisitions.

Second is the recently mailed proxy statement related to our proposed stock option exchange program for employees. Mark discussed the reasons for the proposal earlier. I’ll expand briefly on the mechanics, which we believe are shareholder friendly in their design.

Our executive officers and Board of Directors are not eligible for the program. It has been structured as a value-for-value exchange for the participants. So it’s FAS 123R-neutral to the extent practicable, with minimal impact on the P&L. And it only includes stock options with exercise prices that exceed the 52-week-high price of our stock.

In addition, assuming full participation by the eligible participants, the program would represent approximately a 1.3% net reduction in the Company’s equity award overhang. We believe the program is in the best interest of all of our shareholders and we encourage you to vote in favor of the proposal.

I’ll conclude with guidance for the fourth quarter of fiscal 2009. We previously said that Mercury will exit the fiscal year as a more focused and profitable enterprise, and our guidance bears this out. We’ve made steady progress enhancing the leverage in our business model, increasing our cash flow, expanding the size of our addressable defense market, and capturing a share of that larger opportunity.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

As Mark said, we are expecting Q4 to be a strong quarter for bookings. We also expect defense revenues to remain strong. Although we expect a decline in commercial revenues, we expect Mercury to remain solidly profitable in the fourth quarter.

For the fourth quarter of fiscal 2009, we currently expect a revenue range of between $46 million and $48 million. We anticipate reporting Q4 gross margin of approximately 52% to 53%. This is down sequentially from 58% in Q3 and 57% year to date, due to product and business mix.

This reflects our expectation that Q4 will have a larger share of systems integration and services projects. We expect gross margin for the full year to come in around 56%.

Operating expenses are currently anticipated to be approximately $23 million on a non-GAAP basis. CapEx for the fourth quarter is projected to be approximately $1 million and depreciation, approximately $1.5 million.

Mercury’s GAAP earnings per diluted share are currently expected to be in a range of $0.04 to $0.08 on approximately 22.5 million shares outstanding. On a non-GAAP basis, our earnings estimate for the fourth quarter of 2009 excludes the impact of approximately $200,000 in stock-based compensation costs, approximately $500,000 for amortization of acquired intangible assets, and the difference between expected GAAP and non-GAAP tax rates.

Our non-GAAP tax rate for Q4 is expected to be 34%. As a result, fourth-quarter fiscal 2009 non-GAAP earnings per diluted share are currently expected to be in a range of $0.05 to $0.08 on approximately 22.5 million non-GAAP shares outstanding.

With that, we’ll be happy to take your questions. Operator? You can proceed with the Q&A now.

QUESTION AND ANSWER

Operator

Mark Jordan, Noble Financial Group.

Mark Jordan —Noble Financial Group—Analyst

Good afternoon, gentlemen. I’d like to talk a little bit about the capital structure here and see if I understand your position. You said you ended with $40.6 million in cash, and you have the adjustable rate securities, which you will receive a [plod] for the middle of next year. Against that, you have the borrowings in a line of credit of $33.4 million. So, in essence, if you were looking at your Company, it’s fair to say you have cash or quasi net cash of about $52 million, and therefore don’t have any immediate financing needs. Is that a proper view?

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

That’s a very proper view. I think you’ve got the number almost spot on, and we certainly feel that we’ve got sufficient cash to run the business.

Mark Jordan —Noble Financial Group—Analyst

So while you have that shelf in place, there is nothing — no need to do anything unless it’s on an opportunistic basis.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

The shelf, we feel, is just a good tool to have in the corporate finance toolkit. And I think it’s a prudent thing to do, hence the filing.

Mark Jordan —Noble Financial Group—Analyst

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Stock comp has come down in the third quarter. Obviously, the discontinuance has helped that. But you’re looking for $200,000 in the fourth quarter. Is there a change in philosophy for the use of stock for compensation, and what type of stock comp expense might be reasonable for 2010?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

I think, overall, you have seen a decline in the stock compensation expense. We’ve had a number of senior executives leave the business over the last year as we’ve kind of rebuilt the management team.

In addition, as you state, we have divested ourselves of four of the non-core businesses at this point that clearly have reduced that number also.

I think from a what are we trying to do, or how we are using our equity, we believe that, from an employee perspective, we are trying to focus that equity to get the best return from an employee perspective. So we are looking to see some changes from a stock compensation expense going forward. I’ll hand that over to Bob.

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

A couple tidy-ups there. We have modestly moved our forfeiture rate up here in the third quarter from approximately 9.5% to, say, 10.5%. That’s brought the expense down a few hundred thousand dollars.

Mark noted that we’ve had a number of senior executives leave the Company this past year. That’s had an equal impact on bringing the overall expense down.

Looking forward, I think I’d like to hold off on that until the July call. I think a rough takeaway at this point would be our stock-based compensation expenses have been moving down this past year, compared to FY ‘08. They should move down a bit again in FY ‘10, but I want to stay away from the numbers for the moment.

Mark Jordan —Noble Financial Group—Analyst

Looking at the commercial business, clearly you’re expecting a decline sequentially from $13 million in the third quarter. Where and when do you think that commercial business is going to bottom out?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

I think a big piece of it is dependent upon what’s going on with the overall macroeconomy. As we said in the prepared remarks, the largest part of the commercial business today is semiconductor, which, as we all know, is in the midst of a pretty significant downturn.

There are — there appear to be — there is some potentials of maybe — or a glimmer of hope looking forward, I think. There was an interesting article in The Wall Street Journal a couple days ago about maybe the memory market starting to recover, which is one of the earliest parts of the semi-market that would recover. Maybe it’s a leading indicator.

The customers that we are dealing with are still clearly down substantially, but they are feeling a little bit better. Whether or not that translates into bookings and revenues over the next couple of quarters or so, it’s still a little bit early to tell.

I think, as we’ve said overall, for our commercial business to really recover, we do need a rebound in that sector. We’ve had a couple of pretty substantial design wins, one with KLA-Tencor in terms of their next-generation design, and two pretty substantial wins with ASML. So, we need that part of the market to recover before we start to see a recovery in commercial.

Mark Jordan —Noble Financial Group—Analyst

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FINAL TRANSCRIPT

Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Kind of a final question, if I may. As you develop your systems integration business, how do you manage — the channel — potential for channel conflict with the prime, as you are taking, potentially, business that might have heretofore been sort of their scope of business?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

We are not actually competing with the prime. If anything, I think the primes want Mercury to take on more of the complete systems. So this program that I mentioned, this ground-based radar program for theater missile defense, working closely with one of the big primes, is — they basically came to us and asked us to take over more of the systems integration activities.

So I think there is an opportunity for us. We are not looking to compete with our customers. We are looking to provide more value add.

Mark Jordan —Noble Financial Group—Analyst

Thank you.

Operator

Tyler Hojo, Sidoti & Company.

Tyler Hojo —Sidoti & Company—Analyst

Good evening, guys. What was the gross margin that was implied in your guidance? Was it 56% for the fourth quarter?

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

No. For this very next quarter, fourth quarter? It’s a range of 52% to 53%. We said that we felt the full year would come in at 56%.

We’ve had very strong gross margins throughout the year. 56%, 57%, 58%. 52% to 53% for the fourth quarter, so the full year will be 56%.

Tyler Hojo —Sidoti & Company—Analyst

Okay, so that was for the full year. And I guess — clearly, these results were at least much stronger than I was looking for. But — did most of that come from the commercial side, where you got a big bump up on the legacy medical, and you just don’t expect that, which I imagine has a pretty high margin, to be there in the fourth quarter? Is that the right way to think of that?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

If you look at the decline in commercial, quarter over sequential, we did have the large commercial radar booking that was really a one-off, that wouldn’t repeat on a quarter-over-quarter basis.

In addition, we did get some pickup, I think, as we have been talking about, in our legacy medical business, where the large medical OEMs are actually looking to extend the life of the equipment that they have in the field on behalf of customers, because customers aren’t buying new stuff. So that — we may benefit, but probably not to the extent that we did this quarter.

So that’s really the dynamic that’s occurring, along with a slight decline in commercial — sorry, in semiconductor. Sequentially. And then, we actually had a good quarter in defense again.

Tyler Hojo —Sidoti & Company—Analyst

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FINAL TRANSCRIPT

Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

No, I get all that, but I guess what I’m trying to understand is what specifically is driving the margin down? From kind of the 50 (multiple speakers) the 58%, 59% that we saw in the first three quarters of the year?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

So this quarter coming up — the quarter that we are in now, Q4, there is a higher percentage of services and systems integration business than we have had historically. So it’s really a product and business mix this quarter.

Tyler Hojo —Sidoti & Company—Analyst

Obviously, this is going to be lumpy, but would you expect this to kind of be a more normalized kind of business mix on a go-forward level, or is it too early to tell?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

No, I think it is lumpy, but this quarter seems — we’ve got more of that type of business than we’ve had historically.

Tyler Hojo —Sidoti & Company—Analyst

And then, the other thing I want to talk about is just the really solid performance in MercFed. And obviously, $5 million in bookings and a huge increase sequentially in revenue. Maybe if you could talk about what your — nearer-term expectations kind of beyond this quarter are for that business, and where you are with that business.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

We think, as I said before, that we’ve got three major growth drivers in the business. One is the number and the value of the design wins. I think we’ve been putting some pretty good numbers up on the board there.

The second is around systems integration and services, and we believe that we can continue to grow that business going forward. It’s certainly an important part of us adding more value to the primes and scaling the ACS business potentially faster than we have been.

And the third, as you mentioned, is MercFed. We had a really good quarter in MercFed this quarter. The largest booking that we had was the second phase of a — what we believe to be a next-generation persistent ISR platform. We had some early bookings in 2009 associated with that. This was the second phase.

Looking forward, we believe that we are going to continue to grow that business. Q3, I think, was particularly strong, so we don’t expect the same sort of number in Q4. But when you look at it from a year-over-year perspective, and you say $400,000 in bookings for the whole of ‘08 to over 10 through the first three quarters of ‘09, it’s a pretty impressive performance.

Tyler Hojo —Sidoti & Company—Analyst

Agreed. And then, just lastly, and I’m sorry if this is redundant, but what was the operating margin in the ACS business? I know you gave it for emerging businesses.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

14% non-GAAP this quarter.

Tyler Hojo —Sidoti & Company—Analyst

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FINAL TRANSCRIPT

Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

And again, was that — was the big swing factor there, obviously net of the profitable defense business, the legacy medical?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

No, again, it’s largely product and business mix. As Bob said, the gross margin has been increasing over the last few quarters. We’ve got a lumpy business. Depending upon what’s in there, it can affect our gross margins. This was favorable this quarter.

Tyler Hojo —Sidoti & Company—Analyst

Great. Thanks for the color.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Thanks, Tyler.

Operator

Jonathan Ho, William Blair & Company.

Jonathan Ho —William Blair & Company—Analyst

Good morning, guys. Great quarter.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Hi, Jonathan. How are you?

Jonathan Ho —William Blair & Company—Analyst

I’m doing well. Just a couple follow-ups on the MercFed side. The first question I have is how scalable is the MercFed business? Is this mostly a boots-on-the-ground type of business? And my second question on MercFed is, is this a good sort of proxy in terms of lead generation for future hardware and software sales?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

So MercFed, the way in which we are approaching that business is to really look at scaling it profitably. I think Mercury had a number of start-up businesses (multiple speakers), four of which we have already sold, that we didn’t scale profitably, were sucking a lot of profit out of the business.

So we have taken a more conservative approach with MercFed. We are kind of winning the business and adding the resources as appropriate. And we believe that we can continue to scale it going forward.

As it relates to how we are using MercFed, MercFed, because they are doing business largely directly with the government, but then also a prime subcontractor, as it relates to the smart processing, it gives us the opportunity of getting much closer to the funding flows, as well as some of the new program starts and getting involved in those programs much earlier than what we would’ve done historically. So it is a form of BD, and we believe it’s having a positive impact on our business model.

Jonathan Ho —William Blair & Company—Analyst

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FINAL TRANSCRIPT

Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Are you already seeing the MercFed results on — I guess beyond just the systems integration and BD side, but also in these design wins that you’re talking about? Has that flowed through already at this point?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Absolutely. I think this persistent ISR program that we mentioned, that’s one of a number that we are pursuing. This one is further along than some of the others.

But this one particular contract is a great example of how the hybrid business model works. MercFed is actually doing the upfront work, and there’s a subcontract for some of the engineering work back into the ACS business. So it’s kind of proving out at a very early stage that this hybrid business model is actually, we feel, the right way to go and take the business going forward.

Jonathan Ho —William Blair & Company—Analyst

In terms of the margins, can you talk a little bit about the differences between — just give us sort of rough ballpark ranges between the services margins versus your more traditional product margins?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Clearly, it’s a different pro forma business model. MercFed looks more like a prime model in terms of the costs are really in the OCOGS line as opposed to the operating expense line. From an operating income level, both businesses will be double digit, we believe.

Jonathan Ho—William Blair & Company—Analyst

Great. My last question is on this software leverage opportunity that you talked about for 2010. Can you give us maybe a little bit more color on how you see that developing? Is this going to be based on the core platforms and the leverage that you’re going to see from there?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Yes, what we tried — let me start by explaining a little bit about what we have done with the hardware. The Mercury, I think, had lost a lot of the design leverage. We were designing specifically for customers’ programs and platforms with very little design reuse. And it’s a pretty inefficient way of doing it.

So what we are doing is now doing much more modular-based design, where you kind of lay out a computer process or architecture and be able to reuse that technology across multiple different platforms, markets, and programs. We are going to do the same thing on the software side of things, which is — it’s basically design reuse.

If you do it effectively, it allows you to be more efficient from an R&D expense perspective, but probably more importantly going forward, it allows you to go after more design wins, which is clearly a focus for us as we are trying to scale the topline.

So we think it’s the right approach, and we’ve demonstrated that we can do this in the hardware side of things, and ‘10, we are going to do it in software.

Jonathan Ho —William Blair & Company—Analyst

Fantastic. My last question would be on Defense Secretary Gates talked about changing the procurement model to favor more fixed-price contracts. You’re doing a little bit more business on the COT side is how we read it. How do you think about that shift and whether it’s beneficial to Mercury?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

We believe it is beneficial, I think. Clearly, the COTS model makes sense when you are trying to contain costs. We are developing the majority of the technology on our own nickel, which the government can benefit from.

And as we have seen, as part of Secretary Gates’ reprioritization, we believe that we kind of sidestepped the programs and platforms that were cut, and we are net beneficiaries of the increases such as Predator, Aegis Ballistic Missile Defense, and the increase in — more generally in ISR.

So we, I think, feel pretty good about how we are positioned, that we are on the right programs, we are on the right platforms, and in the right sectors.

Jonathan Ho —William Blair & Company—Analyst

Fantastic. Thank you.

Operator

(Operator Instructions). Steve Levenson, Stifel Nicolaus.

Steve Levenson —Stifel Nicolaus—Analyst

Good afternoon. Nice to see all the progress. Did you have any 10% customers this quarter? And if so, how many?

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

We did. We had four, all in defense.

Steve Levenson —Stifel Nicolaus—Analyst

Okay. Not a big surprise there. On the design wins that you’ve captured, do you think they were more related to processing power, or heat disposition temperature — heat dissipation temperature management, price, or was it something else?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

I think we have been working steadily during ‘09, refreshing parts of our signal processing and multi-computer product lines. I think some of the design wins this quarter were related to the new products that we’re bringing out. So we feel pretty good about the fact that the products that we have been working on are starting to get some traction.

Steve Levenson —Stifel Nicolaus—Analyst

I know this may be a little bit early, because a lot of the budget information isn’t out yet, but with the increased focus on ISR, what do you see as the demand picture for the next year, if you can sort of handicap it, and what’s the competitive landscape like?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

Clearly, I think we feel good about ISR in general. I think if you look at what Gates did in terms of funding more monies for ISR R&D, we are a part of that through MercFed in terms of this persistent ISR program. It’s kind of a next-generation approach, so we feel good that we are on some of the leading edge there.

But then, in terms of the platforms that we are on, programs and platforms such as Predator, Global Hawk, the [BANS] platform, again we’ll be net beneficiaries. So I think we see and expect to see increases in ISR as a result of the prioritization, and we feel good about the position that we’re in.

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Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Steve Levenson —Stifel Nicolaus—Analyst

And as far as competitors, are most of the design wins — I know you are already on these. Do you see other ones, or this is where you are sort of blocked out? You’ve got your space blocked out now?

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

We feel pretty good about where we are at. I think we are getting stronger from a product portfolio perspective. I think we are adding more value from a systems integration perspective, and we feel that with MercFed really being the tip of the BD spear and kind of getting involved in some of the new programs much earlier, we’re going to have a competitive advantage over time. Actually, I feel pretty good about the progress that we are making vis-a-vis the competition.

Steve Levenson —Stifel Nicolaus—Analyst

Thanks very much.

Operator

Mark Jordan, Noble Financial Group.

Mark Jordan —Noble Financial Group—Analyst

A question for Bob here. Given the dust has finally settled here on the divestitures, how much of tax benefits do you have, or how much pre-tax profitability can you shelter before, on a GAAP basis, you’ll start to show a meaningful tax rate?

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

Not much. We’ve been carrying things back consistently here the past couple of years. So we are going to become a taxpayer fairly quickly.

Mark Jordan —Noble Financial Group—Analyst

Can you say — pick a quarter in the next 12 months, or is that still too murky?

Bob Hult —Mercury Computer Systems Inc.—SVP, CFO, Treasurer

I won’t try to pick a quarter, but it could happen in FY ‘10.

Mark Jordan —Noble Financial Group—Analyst

Thank you.

Operator

There are no more questions at this time. I’d like to turn the call back over to Mr. Aslett for any additional or closing remarks.

Mark Aslett —Mercury Computer Systems Inc.—President, CEO

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FINAL TRANSCRIPT

Apr 28, 2009 / 09:00PM GMT, MRCY - Q3 2009 Mercury Computer Systems Earnings Conference Call

Thanks very much, and thanks to everyone for listening. We look forward to speaking with you again next quarter. This concludes our call.

Operator

Thank you for your participation in today’s conference call.

A registration statement relating to the securities referenced above has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This transcript shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. Once available, a prospectus relating to these securities may be obtained by contacting Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, Attention: General Counsel.

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